SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a party other than the Registrant [_]

Check the appropriate box:
[x] Preliminary proxy statement
                                             |_|  Confidential, For Use of the
                                                  Commission  Only (as
                                                  permitted by Rule 14a-6(e)(2))
|_| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               GENTA INCORPORATED
                               ------------------
                (Name of Registrant as Specified in Its Charter)

                 _______________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       [x]  No fee required.
       [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forward the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum  aggregate value of  transaction:
         (5)      Total fee paid:

       |_|  Fee paid previously with preliminary materials.
       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                   (1) Amount Previously Paid:
                   (2) Form, Schedule or Registration Statement No.:
                   (3) Filing Party:
                   (4) Date Filed:

                               Genta Incorporated
                           99 Hayden Avenue, Suite 200
                               Lexington, MA 02421
                                 (781) 860-5150

                                                                 April ___, 2000


Dear Stockholder:

         You are cordially invited to attend our 2000 Annual Meeting of Stockholders, which will be held on May 9, 2000 at 11:00 a.m., local time, at the New York Hilton, 1335 Avenue of the Americas, New York, New York 10019.

         The accompanying Notice of Annual Meeting of Stockholders enumerates the matters to be brought before the meeting and the accompanying proxy statement discusses these matters in detail. The notice and the proxy statement have been made a part of this invitation.

         Whether or not you intend to be present at the meeting, please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed envelope to which no postage need be affixed if mailed in the United States. If you have any questions or need assistance in completing the proxy, please call the Company's Chief Financial Officer, Mr. Gerald M. Schimmoeller, at the number above.

         A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, is also enclosed.

         The Board of Directors and Management look forward to seeing you at the meeting.

                                Sincerely yours,



                                Raymond P. Warrell, Jr., M.D.
                                President and Chief Executive Officer

                               GENTA INCORPORATED
                           99 Hayden Avenue, Suite 200
                               Lexington, MA 02421
                                                  (781) 860-5150

                    Notice of Annual Meeting of Stockholders
                             to be held May 9, 2000


         Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Genta Incorporated (the "Company") will be held on May 9, 2000 at 11:00 a.m., local time, at the New York Hilton, 1335 Avenue of the Americas, New York, New York 10019, for the following purposes:

         1.       To elect the entire Board of Directors of the Company.

         2. To approve an amendment to Genta Incorporated 1998 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder.

         3. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan to increase the number of shares authorized for issuance thereunder.

         4. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan to change the vesting rights of the stock options granted thereunder.

         5. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan to change the amount and the time when stock options are granted thereunder.

         6. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized capital stock.

         7. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors.

         8. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, is being mailed to stockholders along with the attached proxy statement.

         The Board of Directors has fixed the close of business on March 10, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. All holders of record of shares of the Company's common stock and Series D convertible preferred stock will be entitled to attend, and vote at, the Annual Meeting.

         A complete list of stockholders entitled to vote will be available for examination by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the offices of the Company, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts, for the 10-day period prior to the Annual Meeting.

         Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual meeting may vote their shares personally, even though they have sent in proxies.

April ___, 2000

                                          By Order of the Board of Directors,



                                          Raymond P. Warrell, Jr., M.D.
                                          President and Chief Executive Officer


--------------------------------------------------------------------------------
IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               GENTA INCORPORATED
                           99 Hayden Avenue, Suite 200
                               Lexington, MA 02421
                                 (781) 860-5150

                                ----------------

                                 PROXY STATEMENT

                                ----------------

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of Genta Incorporated, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 9, 2000 at 11:00 a.m., local time, at the New York Hilton, 1335 Avenue of the Americas, New York, New York 10019, and at any adjournment or adjournments thereof (the "Annual Meeting"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxies named on the card with respect to any other matters properly brought before the Annual Meeting. A proxy may be revoked at any time before it is exercised by written revocation, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting.

         Only holders of record of the Company's common stock, par value $.001 per share ("Common Stock"), and the Series D convertible preferred stock, par value $.001 per share ("Series D Preferred Stock"), at the close of business on March 10, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, 28,649,365 shares of Common Stock and 101,208 shares of Series D Preferred Stock were issued and outstanding, excluding shares held by the Company in treasury. The Series D Preferred Stock is entitled to vote together with the Common Stock on an as-converted basis (as of the Record Date, each share of the Series D Preferred Stock has the equivalent vote of approximately 113.02 shares of Common Stock). In addition, as of the Record Date, the Company had 274,800 shares of Series A convertible preferred stock, par value $.001 per share ("Series A Preferred Stock"), outstanding and entitled to notice of the Annual Meeting. Holders of the shares of Series A Preferred Stock, however, are not entitled to vote at the Annual Meeting.

         Abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. However, broker non-votes will not be counted for the purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite number of votes cast has been obtained with respect to a particular proposal.

         The entire expense of printing, preparing, assembling and mailing proxy materials and the cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation.

         The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's Common Stock, Series A Preferred Stock and Series D Preferred Stock, and obtaining voting instructions from beneficial owners of the Company's Common Stock and Series D Preferred Stock.

         This Proxy Statement and the accompanying proxy, together with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, are being mailed to stockholders on or about April ___, 2000.


--------------------------------------------------------------------------------
IMPORTANT: WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT YOUR SHARES OF COMMON STOCK OR SERIES D PREFERRED STOCK WILL BE VOTED. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Company currently has eight directors, each serving a term of one year expiring at the Annual Meeting and until such director's successor shall have been elected and qualified. Accordingly, the stockholders of the Company will be electing the entire Board of Directors.

         Unless a proxy shall specify that it is not to be voted for a director, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Mark C. Rogers, M.D., Raymond P. Warrell, Jr., M.D., Donald G. Drapkin, Kenneth G. Kasses, Ph.D., Ralph Snyderman, M.D., Daniel D. Von Hoff, M.D., Harlan J. Wakoff, and Michael S. Weiss, who are currently members of the Board of Directors of the Company. The directors elected will hold office for one year and until their respective successors are duly elected and qualified. In the event any of the above nominees become unable or unwilling to accept nomination or election, an event the Board of Directors does not anticipate, proxies will be voted for a substitute nominee. The Board of Directors recommends a vote FOR the election of each of the nominees for directors.

         Set forth below is certain information regarding the Company's directors and executive officers, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of March 28, 2000 and the year in which each became a director of the Company. Each director has served continuously with the Company since his first election as a director as indicated below.

                        DIRECTORS AND EXECUTIVE OFFICERS

Name                                       Age  Position
----                                       ---  --------
Mark C. Rogers, M.D...................     57   Chairman of the Board of
                                                Directors
Raymond P. Warrell, Jr. M.D..............  50   President, Chief Executive
                                                Officer and Director
Robert E. Klem, Ph.D.....................  56   Vice President of Discovery,
                                                Chief Technical Officer
Gerald M. Schimmoeller...................  56   Vice President, Chief
                                                Financial Officer and Secretary
Donald G. Drapkin........................  52   Director
Kenneth G. Kasses, Ph.D..................  55   Director
Ralph Snyderman, M.D.....................  60   Director
Daniel D. Von Hoff, M.D..................  52   Director
Harlan J. Wakoff.........................  33   Director
Michael S. Weiss.........................  34   Director

         Mark C. Rogers, M.D., M.B.A., has been a member of the Company's Board of Directors since August 1999 and has been Chairman of the Board of Directors since December 1, 1999. Dr. Rogers is currently the President of Paramount Capital Asset Management, Inc. ("PCAM"), Paramount Capital Investments, LLC ("PCI") and Paramount Capital, Inc. ("Paramount"). Dr. Rogers also serves as the Chairman of Gemini Management Partners, LLC, which is the investment manager of the Gemini Master Fund and the general partner of each of Gemini Domestic Fund, L.P. and Gemini Domestic Fund II, L.P. Dr. Rogers was formerly Senior Vice President, Corporate Development and Chief Technology Officer of the Perkin-Elmer Corporation. Prior to that, he was Vice Chancellor for Health Affairs of Duke University Medical Center and Executive Director and Chief Executive Officer of Duke Hospital and Health Network. Dr. Rogers began his career at Johns Hopkins University, where he spent 16 years and held a number of senior positions, including Distinguished Faculty Professor and Chairman of the Department of Anesthesiology and Critical Care Medicine, Director of the Pediatric Intensive Care Unit, and Professor of Pediatrics. In 1996, Dr. Rogers was elected to the National Institute of Medicine of the National Academy of Sciences and was subsequently chosen to chair the Fulbright Scholar selection committee. Dr. Rogers also serves on the board of Discovery Laboratories, Inc., Procept, Inc., Cypress Bioscience, Inc. and a number of privately-held companies in the field of health care, as well as being involved in a number of charitable activities.

         Raymond P. Warrell, Jr., M.D., M.B.A., has been President, Chief Executive Officer and a member of the Board of Directors of the Company since December 1, 1999. From 1980 to 1999, he was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products, and he was previously a consultant to the Company. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., manufacturers of arsenic trioxide, an investigational agent for the treatment of acute promyelocytic leukemia. He is also founder and chairman of Relgen LLC, a privately held pharmaceutical company. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in neoplastic diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research, and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the Food and Drug Administration. Dr. Warrell has a B.S. in Chemistry from Emory University, an M.D. from the Medical College of Georgia, and an M.B.A. from Columbia University Graduate School of Business.

         Robert E. Klem, Ph.D., has been Vice President of the Company since October 1991 and had been a member of the Company's Board of Directors from February 1991 through March 2000. In 1973, Dr. Klem co-founded JBL Scientific, Inc. ("JBL"), a wholly-owned subsidiary of the Company that recently sold substantially all of its assets, and was Chairman of the Board of JBL with responsibility for research, development and marketing activities. Previously, Dr. Klem was the Plant Manager for E.I. DuPont in Victoria, Texas from 1970 to 1974. Dr. Klem received his Ph.D. in Organic Chemistry from the University of California at Riverside.

         Gerald M. Schimmoeller has been Vice President and Chief Financial Officer of the Company since February 1999 and Secretary since March 1999. From 1996 to February 1999, he was the Vice President and Chief Financial Officer for Alphagene, Inc., a privately-held biotechnology development company focused on functional genomics technology. From 1994 to 1996, he served as Vice President and Chief Financial Officer of Concentra Corporation, a publicly held software development company. From 1987 to 1993, he served as Vice President and Chief Financial Officer of Artel Communications Corporation, a publicly held data communications company. At each of these companies he had significant experience in managing the financial, management information systems, human resources, and investor relations functions and was involved in managing an initial public offering and significant private placements. From 1983 to 1987, Mr. Schimmoeller was Controller at Telco Systems, a telecommunications company. From 1965 to 1983, he held various senior financial positions with GTE Corporation. He received his M.B.A. from Northeastern University's Executive M.B.A. Program and a B.S. in Business and Economics from the State University of New York.

         Donald G. Drapkin has been a member of the Company's Board of Directors since September 1997, and was Chairman from September 1997 until October 1998. Mr. Drapkin has been a director and Vice Chairman of MacAndrews & Forbes Holdings, Inc. and various of its affiliates since March 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Meagher & Flom in New York for more than five years. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, The Molson Companies, Playboy Enterprises, Inc., Revlon, Inc., Revlon Consumer Products Corporation, Nexell Therapeutics Inc., The Warnaco, Group Inc. and Weider Nutrition International, Inc.

         Kenneth G. Kasses, Ph.D., served as the Company's Chief Executive Officer and President from October 1997 to December 1999. Dr. Kasses has been a member of the Board of Directors since September 1997 and served as Chairman of the Board of Directors from October 1998 to December 1999. From 1991 to 1997, Dr. Kasses was affiliated with the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company, serving as Senior Vice President and General Manager until 1994 when he was appointed President. From 1988 through 1990, he served as Director, Business Development and Planning, for the Medical Products Department of E.I. DuPont de Nemours & Company, Inc. In that capacity, he played a key role in the formation of The DuPont Merck Pharmaceutical Company, a joint venture between DuPont and Merck and Co., Inc. Prior to 1988 he served as Director, U.S. Pharmaceuticals, for DuPont from 1987 to 1988 and as President of DuPont Critical Care from 1986 to 1987. Prior to this, Dr. Kasses held various executive positions from 1973 to 1986 at American Critical Care, CIBA-GEIGY Pharmaceuticals, Ayerst Laboratories and Block Drug Company. Dr. Kasses received a Ph.D. in pharmacology from New York Medical College in 1974 and a B.S. in Biology from Dickinson College in 1966.

         Ralph Snyderman, M.D., has been a member of the Company's Board of Directors since March 27, 2000. Dr. Snyderman has held the following positions at Duke University Health Systems: Chancellor for Health Affairs, Dean of the School of Medicine, and James B. Duke Professor of Medicine since 1989, and he has been Executive Dean since 1999. He held various other faculty positions at Duke University form 1972 to 1987. He has previously served as senior vice president of medical research and development at Genetech, Inc. from January 1987 to May 1989. Dr. Snyderman serves on the Board of Directors of Procter and Gamble, Inc. and

Ariad Pharmaceuticals, Inc. Dr. Snyderman received a B.S. from Washington College and an M.D., Magna Cum Laude, from Downstate Medical Center of the State University of New York.

         Daniel D. Von Hoff, M.D., F.A.C.P., has been a member of the Company's Board of Directors since January 2000. Since 1999, Dr. Von Hoff has been a director of the Arizona Cancer Center and a professor at the University of Arizona College of Medicine. Dr. Von Hoff served as the President of the American Association for Cancer Research from 1999 through 2000. From 1985 through 1999, he was a professor at the University of Texas Health Science Center at San Antonio. From 1994 through 1999, he was also an adjunct scientist at the Southwest Foundation for Biomedical Research. He is a founder of the Institute for Drug Development, and co-founder and Chief of the Board of Scientific Advisors of Ilex Oncology, Inc. Dr. Von Hoff has served as a consultant to a number of biopharmaceutical companies engaged in oncology drug development. He has published more than 450 papers, 120 book chapters, and 750 abstracts. Dr. Von Hoff graduated Cum Laude from Carroll College in Wisconsin and received an M.D. from Columbia College of Physicians and Surgeons.

         Harlan J. Wakoff has been a member of the Company's Board of Directors since September 1997. Mr. Wakoff has been a Vice President in the Mergers & Acquisitions Group at Chase Securities, Inc. since June 1999. Previously Mr. Wakoff was a Vice President of the Media and Entertainment Investment Banking Group at ING Baring Furman Selz LLC from June 1996 to May 1999. He was previously affiliated with the investment banking groups at NatWest Markets from January 1995 to June 1996 and Kidder Peabody & Co. from August 1993 to January 1995. Mr. Wakoff received an M.B.A. from The Wharton School at the University of Pennsylvania in May 1993 and a B.S. in Accounting, Summa Cum Laude, from the State University of New York at Albany.

         Michael S. Weiss has been Vice Chairman of the Company's Board of Directors since May 1997. Mr. Weiss is currently the President and CEO of Medical Education Network, Inc., an Internet-based cancer information and education company. From 1993 until April 1999, Mr. Weiss was Senior Managing Director of Paramount Capital, Inc. ("Paramount"), and served in a similar capacity for certain entities affiliated with Paramount. Prior to this, Mr. Weiss was an attorney with Cravath, Swaine & Moore. Mr. Weiss also serves on the Board of Directors of Palatin Technologies, Inc. and AVAX Technologies, Inc., as Secretary of Atlantic Pharmaceuticals, Inc. and as Vice-Chairman of Procept, Inc., all publicly-traded biotechnology companies. Additionally, Mr. Weiss is a member of the board of directors of several privately-held biopharmaceutical companies. Mr. Weiss received his J.D. from Columbia University School of Law and a B.S. in Finance from the State University of New York at Albany.

Board Meetings and Board Committees

         The Board of Directors held four meetings and acted by unanimous written consent in lieu of a meeting six times during the year ended December 31, 1999. All incumbent directors attended at least 75% of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings of committees of the Board of Directors (during the periods such directors served on such committees), with the exception of Donald G. Drapkin. Directors receive no fees for their services, but non-employee directors are eligible for stock options granted in consideration for their service as directors.

         On January 29, 1998, the Board of Directors formed an Audit Committee. During the year ended December 31, 1999, the Audit Committee consisted of Harlan
J. Wakoff, Dr. Bobby W. Sandage, Jr. and Dr. Lawrence J. Kessel. Dr. Bobby W. Sandage, Jr. and Dr. Lawrence J. Kessel resigned from the Board of Directors in March 2000 and are no longer members of the Audit Committee. The Audit Committee currently consists of Harlan J. Wakoff, Dr. Kenneth G. Kasses and Dr. Ralph Snyderman. The purpose of the Audit Committee is to recommend the engagement of the Company's independent public accountants, review the scope of the audit to be conducted by the independent public accountants, and meet with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. The Audit Committee met three times during 1999.

         On January 29, 1998, the Board of Directors formed a Compensation Committee. During the year ended December 31, 1999, the Compensation Committee consisted of Dr. Glenn L. Cooper, Michael S. Weiss and Andrew J. Stein. Andrew
J. Stein resigned from the Board of Directors on August 11, 1999 and Dr. Glenn
L. Cooper resigned from the Board of Directors in March 2000 and both are no longer members of the Compensation Committee. The Compensation Committee currently consists of Michael S. Weiss, Dr. Mark C. Rogers and Dr. Daniel D. Von Hoff. The purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of the executive officers of the Company, review the amount and form of compensation payable to the executive officers of the Company and report to the Board of Directors on an annual basis making recommendations regarding compensation of the executive officers. The Compensation Committee did not hold a meeting during 1999 but acted by unanimous written consent in lieu of a meeting three times.

         On January 29, 1998, the Board of Directors established an Executive Committee. During the year ended December 31, 1999, the Executive Committee consisted of Dr. Kenneth G. Kasses, Dr. Glenn L. Cooper, Michael S. Weiss and Harlan J. Wakoff. Dr. Glenn L. Cooper resigned from the Board of Directors in March 2000 and is no longer a member of the Executive Committee. The Executive Committee has been empowered to exercise all of the powers and authorities of the Board of Directors in management of the business and affairs of the Company, except that the Executive Committee does not have the power and authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval, or
(ii) adopting, amending or repealing any bylaw of the Company. The Executive Committee did not hold a meeting during 1999 but acted by unanimous written consent in lieu of a meeting two times.

Executive Compensation

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the years 1999, 1998 and 1997 of those persons (collectively, the "Named Executive Officers") who were (i) the Chief Executive Officer of the Company during the fiscal year ended December 31, 1999 and (ii) the other executive officers of the Company, whose total annual salary exceeded $100,000, at the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                                                                    Long-Term
                                                         Annual Compensation                    Compensation Awards
                                  ------------------------------------------------------------- ---------------------
                                                                                                     Securities
Name and                                                                         Other Annual        Underlying
Principal Position                  Year         Salary ($)         Bonus ($)    Compensation       Options (#)
-------------------------------   ---------- -------------------   ------------ --------------- ---------------------
Raymond P. Warrell, Jr., M.D.       1999       $42,083(1)          $100,000(1)                    4,763,262(2)
President and
Chief Executive Officer

Kenneth G. Kasses, Ph.D.            1999       300,000(3)                                         (618,131)(4)
President and                       1998       300,000             $100,000                       2,236,263
Chief Executive Officer             1997       62,500

Robert E. Klem, Ph.D.               1999       217,400                             $25,000(4)      885,000(6)
Vice President of Discovery,        1998       168,731
Chief Technical Officer             1997       170,000

Gerald M. Schimmoeller              1999       137,500                                             375,000
Vice President,
Chief Financial Officer and
Secretary
------------------------

(1) Dr. Warrell became the President and Chief Executive Officer of the Company effective on December 1, 1999. The amounts set forth for Dr. Warrell represent compensation paid to Dr. Warrell for his services in 1999 as an employee of the Company and as the President and Chief Executive Officer. See "Compensation of the President and Chief Executive Officer" below.

(2) Represents options to purchase Common Stock, some of which are contingent upon the occurrence of future events, granted to Dr. Warrell pursuant to his current employment agreement. See "Compensation of the President and Chief Executive Officer" below.

(3) Dr. Kasses resigned as President, Chief Executive Officer and Chairman of the Board of Directors of the Company effective on December 1, 1999. Includes one-twelfth of the severance amount payable to Dr. Kasses under the Separation Letter Agreement (as defined below), which is $300,000 to be paid over twelve months. See "Separation Letter Agreement" below.

(4) Represents options to purchase Common Stock returned by Dr. Kasses pursuant to the Separation Letter Agreement. See "Separation Letter Agreement" below.

(5) Represents relocation expenses for Dr. Klem's move from California to Massachusetts.

(6) Includes 675,000 options granted on March 31, 1999 and 210,000 options granted on May 11, 1999 for the early termination of the Sueldo lease in connection with the sale of JBL which closed on May 10, 1999.

Compensation of Directors

         Directors of the Company receive no fees for their services as directors or committee members. Non-employee directors are reimbursed by the Company for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees and receive annual grants of stock options under the Company's Non-Employee Directors' 1998 Stock Option Plan. Employee directors are eligible for stock options under the Company's 1998 Stock Incentive Plan.

Compensation of the President and Chief Executive Officer

         Pursuant to an Employment Agreement, dated as of October 28, 1999, between the Company and Dr. Warrell (the "Employment Agreement"), Dr. Warrell was appointed the President and Chief Executive Officer of the Company, effective on December 1, 1999. The Employment Agreement provides, among other things, the following:

         1. Dr. Warrell receives a base salary of $325,000 per annum, which was pro rated during 1999. Dr. Warrell received compensation of $15,000 for services he rendered to the Company from October 28, 1999 up to his effective appointment as the President and Chief Executive Officer of the Company on December 1, 1999. In the event the Company terminates his employment without cause (as defined in the Employment Agreement) or Dr. Warrell terminates his employment for good reason (as defined in the Employment Agreement), Dr. Warrell becomes entitled to receive, as severance, the base salary he would have received during the twelve-month period following the date of termination. Dr. Warrell received a signing bonus of $100,000. At the end of Dr. Warrell's first year of employment, he becomes entitled to an additional bonus of $100,000. In subsequent years, Dr. Warrell is entitled to an additional bonus of at least $100,000, subject to the achievement of agreed-upon milestones.

         2. Dr. Warrell is entitled to receive (i) annual stock options for the purchase of 300,000 shares of Common Stock upon the achievement of agreed-upon milestones; (ii) stock options for the purchase of 793,877 shares of Common Stock on the earlier of the sixth annual anniversary of his employment or the date the market capitalization of the Company has exceeded three times the market capitalization of the Company upon commencement of his employment (which as of the date of the filing of this Proxy Statement, this option condition has been satisfied); (iii) stock options for the purchase of 793,877 shares of Common Stock on the earlier of the sixth annual anniversary of his employment or the date the Company has received from the FDA a letter approving G3139 for any clinical indication; and (iv) stock options for the purchase of 3,175,508 shares of Common Stock, twenty-five percent of which vested upon commencement of his employment, with the remaining seventy-five percent vesting on a ratable monthly vesting schedule over the three-year term of his employment (items (i) through (iv) hereinafter collectively referred to as the "CEO Options.")

         3. Dr. Warrell is entitled to receive any and all medical insurance, dental insurance, group health, disability insurance and other benefit plans which are made generally available by the Company to its senior executives.

Separation Letter Agreement

         Pursuant to a letter agreement, dated as of December 1, 1999, between the Company and Dr. Kasses (the "Separation Letter Agreement"), Dr. Kasses resigned as President, Chief Executive Officer and Chairman of the Board of Directors of the Company, effective on December 1, 1999. Dr. Kasses remains on the Board of Directors of the Company. The Separation Letter Agreement provides, among other things, the following:

         1. Dr. Kasses receives his base salary of $300,000 per annum through November 30, 2000.

         2. Dr. Kasses receives medical insurance, dental insurance, life insurance and long-term disability insurance through December 31, 2000.

         3. Dr. Kasses returned to the Company unvested options to purchase 618,131 shares of Common Stock. The unvested options to purchase 500,000 shares of Common Stock (that were not yet vested as of December 1, 1999) will be fully vested on November 30, 2000, regardless of whether or not Dr. Kasses continues to serve as a member of the Board of Directors or otherwise renders any services to the Company. If Dr. Kasses (i) remains a consultant to the Company, (ii) remains a member of the Board of Directors of the Company or (iii) voluntarily resigns as a Director or consultant to the Company, then Dr. Kasses shall not sell any shares acquired upon exercise of his options until March 1, 2001.

Compensation Committee Interlocks and Insider Participation

         By resolution dated January 29, 1998, the Board of Directors appointed a Compensation Committee consisting of Dr. Glenn L. Cooper, Andrew J. Stein, and Michael S. Weiss. Mr. Stein resigned from the Board of Directors on August 11, 1999 and Dr. Cooper resigned from the Board of Directors in March 2000, and both are no longer members of the Compensation Committee. None of the members of the Compensation Committee had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1999.

Pension and Long-Term Incentive Plans

         The Company has no pension or long-term incentive plans.

Option Grants in the Last Fiscal Year

         The following table sets forth certain information concerning grants of stock options made during the Company's fiscal year ended December 31, 1999 to the Named Executive Officers:

                                                   INDIVIDUAL GRANTS
                              -------------------------------------------------------------
                                                 PERCENTAGE
                                 NUMBER OF        OF TOTAL
                                SECURITIES        OPTIONS        EXERCISE                      POTENTIAL REALIZABLE VALUE
                                UNDERLYING       GRANTED TO       PRICE                        AT ASSUMED ANNUAL RATES OF
                                  OPTIONS       EMPLOYEE IN        PER        EXPIRATION        STOCK PRICE APPRECIATION
NAME                              GRANTED       FISCAL YEAR       SHARE          DATE             FOR OPTION TERMS(1)
----                              -------       -----------       -----          ----             -------------------
                                                                                             0%         5%          10%
                                                                                             --         --          ---
Raymond P. Warrell, Jr., M.D.    4,763,262       70.2%           $2.6700      10/28/2009   $781,173 $22,837,449  $33,110,529
Robert E. Klem, Ph.D.             675,000         9.9%            0.9438      03/31/2009   987,019   1,037,657     1,652,295
                                  210,000         3.1%            2.0313      03/19/2002               694,398     1,105,712
Gerald M. Schimmoeller            350,000         5.2%            2.3750      02/01/2009             1,356,869     2,160,587
                                   25,000         0.4%            3.2500      05/11/2009               132,348       210,742
------------------------

(1) The amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation (based on a market value on the date of the grant of $2.67 per share for Dr. Warrell's grant and $.94 per share for Dr. Klem's options to purchase 675,000 shares of Common Stock; the other grants were at market value on the date of the grant) of 0%, 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

         The following table sets forth certain information with respect to aggregate option exercises by the Named Executive Officers in the fiscal year ended December 31, 1999 and with respect to the unexercised options held by the Named Executive Officers as of December 31, 1999:


                                                            Number of Securities         Value of Unexercised
                                                           Underlying Unexercised        In-The-Money Options
                                                           Options at Fiscal Year       at Fiscal Year End ($)
                                                                   End (#)                        (1)
                                               Value      -----------------------       --------------------------
                           Shares Acquired   Realized
Name                       On Exercise (#)      ($)       Exercisable  Unexercisable   Exercisable    Unexercisable
----                       ---------------      ---       -----------  -------------   -----------    -------------
Raymond P. Warrell, Jr.,                                      793,877     3,969,385    $2,991,329    $14,956,642
M.D.
Kenneth G. Kasses, Ph.D.                                    1,118,132       500,000     6,143,297      2,747,125
Robert E. Klem, Ph.D.           24,000        39,385          355,688       505,312     1,954,239      2,776,310
Gerald M. Schimmoeller                                                      375,000                    1,501,750
------------------------

(1) Calculated on the basis of the market value of the underlying securities as of December 31, 1999 ($6.438 per share), minus the exercise price.

Stock Ownership of Management and Certain Beneficial Owners

         The following table sets forth information as of March 10, 2000 as to shares of Common Stock and Series D Preferred Stock beneficially owned by (i) the Company's directors, (ii) the Named Executive Officers, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock of the Company. As of March 10, 2000, each share of Series A Preferred Stock was convertible at the option of the holder into approximately 7.3825 shares of Common Stock and each share of Series D Preferred Stock is convertible at the option of the holder into approximately
113.02 shares of Common Stock. Except as required by law or with respect to the creation or amendment of senior classes of preferred stock or creation of different series or classes of Common Stock, and in certain other instances, the holders of Series A Preferred Stock do not have voting rights until conversion into Common Stock. The holders of Series D Preferred Stock are entitled to vote together with the holders of Common Stock on an as-converted basis. The conversion price and the numbers of shares of Common Stock issuable upon conversion of the Series A and the Series D Preferred Stock may be adjusted in the future, based on the provisions in the Company's Certificate of Incorporation, as amended.

                                                       Common Stock                      Series D Preferred Stock
                                                       ------------                      ------------------------
  Name and Address of                        Number of Shares         Percent of     Number of Shares      Percent of
  Beneficial Owner                         Beneficially Owned(1)      Class (2)      Beneficially Owned    Class (2)
  ----------------------                   ---------------------      ---------      ------------------    ---------
  MANAGEMENT

  Mark C. Rogers, M.D.                          0(3)                         *
  Raymond P. Warrell, Jr., M.D.             3,000(4)                         *
  Donald G. Drapkin                       357,875(5)                      1.2%
  Kenneth G. Kasses, Ph.D.              1,118,131(5)                      3.8%
  Ralph Snyderman, M.D.                         0                            *
  Daniel D. Von Hoff, M.D.                      0
  Harlan J. Wakoff                         96,875(5)                         *
  Michael S. Weiss                        698,313(6)                      2.4%           5,104(6)                5.0%
  Robert E. Klem, Ph.D.                   587,128(7)                      2.0%
  Gerald M. Schimmoeller                   63,000(8)                         *
  All directors and executive officers
  as a group (10 persons)               2,924,322(9)                      9.9%           5,104(6)                5.0%

  5% BENEFICIAL HOLDERS

  Lindsay A. Rosenwald, M.D.           28,185,317(10)                    56.1%         103,133(10)              80.0%
  787 Seventh Avenue
  New York, NY  10019

  Paramount Capital Asset              24,923,436(11)                    53.0%          75,415(11)              74.5%
  Management, Inc.
  787 Seventh Avenue
  New York, NY  10019

  United Congregations Mesora             332,550 (12)                   1.1%           2,500(12)                2.5%
  c/o Aetna Realty
  1 State Street Plaza
  New York, NY  10004

------------------------

*        Less than 1%.

(1) Includes shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the Record Date.

(2) As of March 10, 2000, 28,649,365 shares of Common Stock were issued and outstanding and 101,208 shares of Series D Preferred Stock were issued and outstanding.

(3) Dr. Rogers is party to an option agreement with the Company whereby he has been granted options to purchase 750,000 shares of the Company's Common Stock. The exercisability of these 750,000 options is conditioned upon the approval by the stockholders of Proposal Six relating to the increase in authorized capital stock of the Company.

(4) Includes 1,000 shares of Common Stock held by Dr. Warrell's wife's pension fund. Dr. Warrell disclaims beneficial ownership of such shares. In addition, Dr. Warrell is party to an option agreement whereby he has been granted options to purchase 4,763,262 shares of the Company's Common Stock. The exercisability of these 4,763,262 options is conditioned upon the approval by the stockholders of Proposal Six relating to the increase in authorized capital stock of the Company.

(5)      Shares issuable upon exercise of options.

(6) Includes 576,854 shares of Common Stock issuable upon conversion of 5,104 shares of Series D Preferred Stock; 24,584 shares of Common Stock issuable upon exercise of warrants; and 96,875 shares of Common Stock issuable upon exercise of options.

(7) Includes 581,625 shares of Common Stock issuable upon exercise of options and includes 150 shares of Common Stock held by Dr. Klem's wife.

(8) Includes 62,500 shares of Common Stock issuable upon exercise of options.

(9) Includes 2,313,881 shares issuable upon exercise of options; 576,854 shares of Common Stock issuable upon conversion of 5,104 shares of Series D Preferred Stock; 24,584 shares of Common Stock issuable upon exercise of warrants.

(10) Dr. Rosenwald may be deemed to have shared voting and investment power over the 25,174,236 shares of Common Stock, which includes 250,800 shares of Series A Preferred Stock (which are convertible into 1,851,531 shares of Common Stock) and 75,415 shares of Series D Preferred Stock (which are convertible into 8,523,403 shares of Common Stock) that may be deemed to be beneficially owned by Paramount Capital Asset Management, Inc. ("Paramount"), of which Dr. Rosenwald is the sole stockholder. See Footnote 11 below. In addition, Dr. Rosenwald may be deemed to have sole voting and investment power over approximately 3,261,881 shares of Common Stock, consisting of approximately 3,132,718 shares of Common Stock issuable upon conversion of 27,718 shares of Series D Preferred Stock, which are themselves issuable upon exercise of warrants, and 129,163 shares of Common Stock issuable upon exercise of warrants, which are themselves issuable upon exercise of warrants.

(11) Paramount may be deemed to have shared voting and investment power over the 2,416,864 and 4,159,647 shares of Common Stock, 70,100 shares of Series A Preferred Stock (convertible into 517,513 shares of Common Stock) and 180,700 shares of Series A Preferred Stock (convertible into 1,334,018 shares of Common Stock), and 26,395 shares of Series D Preferred Stock (convertible into 2,983,163 shares of

         Common Stock) and 49,020 shares of Series D Preferred Stock (convertible into 5,540,240 shares of Common Stock), which may be deemed to be beneficially owned by The Aries Domestic Fund, L.P. (the "Aries Domestic Fund"), a limited partnership, and The Aries Trust, a Cayman Islands Trust (the "Aries Trust"), respectively, for which Paramount is the General Partner and Investment Advisor, respectively. As of March 10, 2000, Paramount may be deemed to own beneficially the following shares of Common Stock held by the Aries Domestic Fund:
         2,416,864 shares of Common Stock; 517,513 shares of Common Stock issuable upon conversion of 70,100 shares of Series A Preferred Stock; 2,983,163 shares of Common Stock issuable upon conversion of 26,395 shares of Series D Preferred Stock; and 2,790,197 shares of Common Stock issuable upon exercise of warrants. Paramount may be deemed to own beneficially the following shares of Common Stock held by the Aries
         Trust: 4,159,647 shares of Common Stock; 1,334,018 shares of Common Stock issuable upon conversion of 180,700 shares of Series A Preferred Stock; 5,540,240 shares of Common Stock issuable upon conversion of 49,020 shares of Series D Preferred Stock; and 5,181,794 shares of Common Stock issuable upon the exercise of warrants.

(12) United Congregations Mesora owns beneficially 2,500 shares of Series D Preferred Stock (which are convertible into approximately 282,550 shares of Common Stock) and Class D Warrants to purchase up to 50,000 shares of Common Stock.

Report of the Compensation Committee on Executive Compensation

Overview

         The Company seeks to achieve three objectives which serve as guidelines in making compensation decisions:

o Providing a total compensation package which is competitive and, therefore, enables the Company to attract and retain, on a long-term basis, high-caliber executive personnel;

o Integrating compensation programs with the Company's short-term and long-term strategic plan and business objectives; and

o Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

         In making its compensation determinations, the Compensation Committee of the Board of Directors has relied, in part, on independent surveys and analyses of management compensation of executives of companies in the biotechnology and pharmaceutical industries (including companies in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this Proxy Statement) and recommendations of management. The Compensation Committee believes it has established executive compensation levels that are competitive with companies in the biotechnology and pharmaceutical industries when taking into account relative company size, stage of development, individual responsibilities and experience, individual and overall corporate performance and geographic location.

Components of Executive Compensation

         The Company's potential therapeutic products are in various stages of research and development and no revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, are not believed to be appropriate in the evaluation of the performance of the Company or its individual executives. The compensation of the Company's executive officers is based, in substantial part, on the achievement of individual and overall corporate objectives. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual and overall corporate performance are measured by reviewing whether these corporate objectives have been achieved.

         The Company's compensation package for executive officers generally consists of annual cash compensation and long-term compensation in the form of stock options. In light of the Company's stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance the Company's research and development efforts.

Annual Cash Compensation

         Compensation levels for the Company's executive officers are determined in part through comparisons with companies of a similar size, stage of development and level of complexity in the biotechnology and pharmaceutical industries and other companies with which the Company competes for personnel. In addition, the compensation level for each executive officer reflects an evaluation of the responsibilities required for each respective position, individual experience levels and individual performance and contributions toward achievement of the Company's business objectives. The compensation levels for the Company's executive officers are designed to be competitive within a range that the Compensation Committee determines to be reasonable in light of the aforementioned factors. The salary level of each executive officer is reviewed on an annual basis and adjustments are made as deemed necessary.

Stock Options

         The Compensation Committee believes that by providing all full-time employees, including executive officers who have responsibility for the management and growth of the Company, with an opportunity to obtain an equity interest in the Company, the best interests of stockholders and the Company's employees will be closely aligned. Accordingly, all full-time employees, including executive officers, are eligible to receive stock option grants from time to time, giving them the right to purchase shares of the Company's Common Stock at a specified price.

Compensation of Executive Officers

         In making compensation decisions for the Company's fiscal year ended December 31, 1999, the Compensation Committee took into account the Company's limited cash resources, the general financial performance of the Company during 1998 and 1999 and the importance of retaining the Company's cash to finance its development programs. The Compensation Committee also considered the importance to the Company of retaining highly qualified key personnel due to the complex and technologically sophisticated nature of the Company's business. In light of these factors, the only bonus compensation awarded to any executive officer was to Dr. Warrell, in accordance with his employment agreement when he was hired as the Company's President and Chief Executive Officer, effective on December 1, 1999. In addition, Dr. Warrell receives an annual salary of $325,000 pursuant to the terms of his employment agreement. See "Compensation of the President and Chief Executive Officer" above. Dr. Kasses served as the Company's President and Chief Executive Officer until December 1, 1999. During the fiscal year ended December 31, 1999, Dr. Kasses received $300,000, including one-twelfth of the severance amount payable to Dr. Kasses under his separation agreement, which is $300,000 to be paid over twelve months. See "Separation Letter Agreement" above.

         This Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                               Michael S. Weiss(1)
--------
1 During the fiscal year ended December 31, 1999, the Compensation Committee was composed of Dr. Glenn L. Cooper, Michael S. Weiss and Andrew J. Stein. Mr. Stein resigned from the Board of Directors on August 11, 1999 and Dr. Cooper resigned from the Board of Directors in March 2000, and both are no longer members of the Compensation Committee.

Stock Price Performance Graph

         The following graph illustrates a comparison of the five-year cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for the Nasdaq National Market (U.S. and foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission ("SEC") and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

         The Performance Graph is being filed in tabular form pursuant to Item 304(d) of Regulation S-T.

                            December 31,  December 31,   December 31,  December 31,  December 31,   December 31,
                                1994          1995           1996          1997          1998           1999
  Genta
  Incorporated               $100.00        $43.90          $8.54         $1.52         $2.50          $12.56
  Nasdaq
  Composite                   100.00        183.41         183.98        189.98        241.68          451.62
  NASDAQ
  Pharmaceutical1             100.00        140.36         171.84        209.85        290.17          531.74

         Assumes a $100 investment on December 31, 1994 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

------------------------
(1) The Nasdaq Pharmaceutical Index includes companies on Nasdaq whose business activities fall within the same standard industrial classification code as the Company (SIC code 283). A copy of the list of companies that comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting Genta Incorporated, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, Tel.
(781) 860-5150.

Certain Relationships and Related Transactions

         Michael S. Weiss is a managing director of Genta Jago Technologies B.V., a joint venture that is 50% owned by Genta.

         During 1998 and through March 1999, the Company rented office space from Interneuron Pharmaceuticals, Inc. on a month-to-month basis at $600 a month. The Company and Interneuron Pharmaceuticals, Inc. entered into a two-year sub-lease effective April 1, 1999, pursuant to which the Company rents approximately 2,300 square feet of office space for $3,621 per month, subject to a standard escalation clause. In February 2000, the Company received notice from Interneuron Pharmaceuticals, Inc. of its intention to terminate the sub-lease, effective August 31, 2000. Dr. Glenn L. Cooper is a director and President and Chief Executive Officer of Interneuron Pharmaceuticals, Inc., and Dr. Bobby W. Sandage, Jr., is a Director and Executive Vice President, Research and Development, and Chief Scientific Officer of Interneuron Pharmaceuticals, Inc. Drs. Cooper and Sandage resigned from the Board of Directors of the Company in March 2000.

Nominees for the Board of Directors

         The nominees to serve as members on the Board of Directors of the Company are Mark C. Rogers, M.D., Raymond P. Warrell, Jr., M.D., Donald G. Drapkin, Kenneth G. Kasses, Ph.D., Ralph Snyderman, M.D., Daniel D. Von Hoff, M.D., Harlan J. Wakoff, and Michael S. Weiss, all of whom are currently members of the Board of Directors of the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

         Directors are elected by a plurality vote of the aggregate voting power of the shares of outstanding Common Stock and Series D Preferred Stock, present in person or represented by proxy, voting together as a single class.

                                  PROPOSAL TWO

                   AMENDMENT TO GENTA INCORPORATED 1998 STOCK
                 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
                       AUTHORIZED FOR ISSUANCE THEREUNDER

         On January 12, 2000 and February 22, 2000, the Board of Directors approved amendments to the Company's 1998 Stock Incentive Plan (the "1998 Plan") which, if adopted, would increase the number of shares authorized for issuance thereunder from six million seven hundred fifty thousand (6,750,000) shares to eleven million (11,000,000) shares and on March 27, 2000, the Board of Directors approved an amendment to the 1998 Plan that would increase the maximum number of incentive stock options which may be granted thereunder from five million (5,000,000) shares to nine million (9,000,000) shares (collectively, the "1998 Plan Amendment"). The Board of Directors believes that the 1998 Plan Amendment is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting and retaining qualified directors, officers and employees (whether through acquisitions or otherwise) essential to the success of the Company and in aligning their long term interests with those of the stockholders. The increase in the number of shares of Common Stock reserved for issuance under the 1998 Plan will permit the Company to continue the operation of the 1998 Plan for the benefit of new participants, as well as to allow additional awards to current participants. Stockholder approval of the 1998 Plan Amendment is necessary, inter alia, to comply with the listing maintenance standards of Nasdaq, to comply with the provisions of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), as well as to ensure that incentive stock options are available for issuance.

         The major features of the 1998 Plan are summarized below, which summary is qualified in its entirety by the actual text of the 1998 Plan. The Company will furnish without charge a copy of the 1998 Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the 1998 Plan. Such request should be sent to the Company at Genta Incorporated, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, or made by telephone at (781) 860-5150.

General

         The 1998 Plan was approved by the Board of Directors as of May 28, 1998 and adopted by the Company's stockholders on July 14, 1998.

         Awards under the 1998 Plan may be made in the form of (i) incentive stock options, (ii) non-qualified stock options (incentive and non-qualified stock options are collectively referred to as "options"), (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, (vi) dividend equivalent rights and (vii) other stock-based awards. Awards may be made to such directors, officers and other employees of the Company and its subsidiaries (including prospective employees who become employees), and to such consultants, advisors and other independent contractors of the Company and its subsidiaries, as the Committee shall in its discretion select (collectively, "key persons").

Administration

         The 1998 Plan may be administered by the Board of Directors of the Company or the Compensation Committee, composed of not fewer than two outside directors. To the extent required for transactions under the 1998 Plan to qualify for the exemptions available under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), all actions relating to awards to persons subject to Section 16 of the 1934 Act shall be taken by the Board unless each person who serves on the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Compensation Committee (or the Board) comprised solely of "non-employee directors". To the extent required for compensation realized from awards under the 1998 Plan to be deductible by the Company pursuant to Section 162(m) of the Code, the members of the Compensation Committee shall be "outside directors" within the meaning of Section 162(m). The Board and Compensation Committee are authorized to construe, interpret and implement the provisions of the 1998 Plan, to select the key persons to whom awards will be granted, to determine the terms and provisions of such awards, and to amend outstanding awards. The determinations of the Board and Compensation Committee are made in their sole discretion and are conclusive. The Compensation Committee presently consists of Michael S. Weiss. (As used herein, "Committee" refers to the Compensation Committee and/or the Board of Directors, as appropriate).

Grants Under the 1998 Plan

         Currently, the 1998 Plan provides for the issuance of authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for purposes of the 1998 Plan up to a maximum of 6,750,000 shares. In addition, the 1998 Plan currently provides that the total number of incentive stock options, which may be granted under the 1998 Plan may not exceed 5,000,000 shares. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award are available for other awards under the 1998 Plan. In the event of a stock dividend, stock split, reverse stock split, combination or reclassification of the Common Stock or the like, the Board of Directors or the Compensation Committee of the Board of Directors will equitably adjust the aggregate number of shares subject to the 1998 Plan, the number of shares subject to each outstanding award, and the exercise price of each outstanding option.

         The 1998 Plan Amendment would increase the maximum number of shares of Common Stock authorized for issuance under the 1998 Plan to 11,000,000 (subject to any increase pursuant to Section 1.5 of the 1998 Plan), and would increase the maximum number of incentive stock options which may be granted under the 1998 Plan to 9,000,000 shares.

         As of December 31, 1999, the Company had granted options to purchase 9,602,882 shares of Common Stock under the 1998 Plan. The exercisability of (i) the CEO Options granted to Dr. Warrell, and (ii) options granted to Dr. Rogers to purchase of approximately 750,000 shares of Common Stock for his services as Chairman of the Board of Directors, however, is contingent upon stockholder approval of Proposal Six.

         Stock Options

         Unless the Committee expressly provides otherwise, an option will become exercisable as to 25% of the shares subject thereto on each of the first through fourth anniversaries of the grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee, provided that the option exercise price shall be no less than 100% of the fair market value of a share of the Common Stock on the date of grant in the case of an incentive stock option. However, to the extent required under Section 422 of the Code, an incentive option granted to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary must satisfy the following conditions: (a) at the time such option is granted, the option exercise price shall be no less than 110% of the fair market value of a share of the Common Stock on the date of grant and (b) the option by its terms is not exercisable after the expiration of five years from the date it is granted. The option exercise price is payable in cash, or, with the consent of the Committee, by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to part or all of the option exercise price, or by such other payment method as the Committee may prescribe.

         Stock Appreciation Rights

         Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the 1998 Plan. Generally, no stock appreciation right will be exercisable at a time when any option to which it relates is not exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and to receive from the Company an amount equal to the aggregate appreciation (since the date of the grant, or over the option exercise price if the stock appreciation right is granted in connection with an option) in the shares of Common Stock in respect of which such stock appreciation right is being exercised. Payment due upon exercise of a stock appreciation right may be in cash, in Common Stock, or partly in each, as determined by the Committee in its discretion.

         Individual Limitation on Stock Options and Stock Appreciation Rights

         The total number of shares of Common Stock with respect to which options and stock appreciation rights may be granted to any one employee during any two-year period may not exceed 8,000,000.

         Restricted Stock

         The Committee may grant or sell restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Committee shall determine in its discretion. Certificates for the shares of Common Stock covered by a restricted stock award will remain in the possession of the Company until such shares are free of restrictions. Subject to the applicable restrictions, the grantee has the rights of a stockholder with respect to the restricted stock.

         Restricted Stock Units

         The Committee may grant restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion. Restricted stock units are intended to give the recipient the economic equivalent of actual restricted shares of stock, while postponing the tax consequences. A restricted stock unit is an unsecured promise to transfer an unrestricted share of stock at a specified future maturity date (which can be later than the vesting date at which the right to receive the shares becomes nonforfeitable) selected by the recipient of the unit at the time of grant or subsequent thereto.

         Dividend Equivalent Rights

         The Committee may include in any award a dividend equivalent right entitling the recipient to receive amounts equal to the ordinary dividends that would have been paid, during the time such award is outstanding, unexercised or not vested, on the shares of Common Stock covered by such award if such shares were then outstanding.

         Other Stock Based-Awards

         The 1998 Plan permits the Committee to grant other stock based awards, such as performance shares or unrestricted stock, subject to such terms and conditions as the Committee deems appropriate.

Termination of Employment or Service

         Options and Stock Appreciation Rights

         Unless the Committee otherwise specifies: (i) all options and stock appreciation rights not yet exercised shall terminate upon termination of the grantee's employment or service by reason of discharge for cause; (ii) if a grantee's employment or service terminates for reasons other than cause or death, the grantee's options and/or stock appreciation rights generally will be exercisable for 90 days (or one year if the termination is by reason of disability) after termination to the extent that they were exercisable at termination, but not after the expiration date of the award; and (iii) if a grantee dies while in the Company's employ or service or during the aforementioned post-employment exercise period, the grantee's options and/or stock appreciation rights will, to the extent exercisable immediately prior to death, generally remain exercisable for one year after the date of death, but not after the expiration date of the award.

         Restricted Stock

         If a grantee's employment or service terminates for any reason during the 120 days following the employee's termination date, the Company will have the right to require forfeiture of restricted shares then subject to restrictions on transfer in exchange for any amount paid by the grantee for such shares.

         Right of Recapture

         If at any time within one year after the date of a "realization event" (as defined in Section 2.10 of the 1998 Plan), the grantee is terminated for cause or engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the grantee from the realization event shall be paid by the grantee to the Company. Such gain shall be determined as of the date of the realization event, regardless of any subsequent change in the fair market value of a share of Common Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the grantee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

Other Features of the 1998 Plan

         The Committee may amend any outstanding award, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions on the award. The Board of Directors may, without stockholder approval, suspend, discontinue, revise or amend the 1998 Plan at any time or from time to time; provided, however, that stockholder approval shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to the grant of incentive stock options) and other applicable law. Unless sooner terminated by the Board of Directors, the provisions of the 1998 Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the adoption of the 1998 Plan by the Board of Directors. All awards made under the 1998 Plan prior to its termination shall remain in effect until they are satisfied or terminated. In the event of a change in control of the Company (as defined in Section 3.7 of the 1998 Plan), (i) any then outstanding stock option or stock appreciation right will become fully vested and immediately exercisable upon the subsequent termination of employment of the grantee by the Company or its successors without cause within one year of the change in control, unless the applicable plan agreement otherwise provides, and (ii) the Committee in its discretion may amend any outstanding award, including by amendments which advance the dates upon which any or all outstanding awards of any type terminate. In the event of a proposed liquidation or dissolution of the Company, outstanding awards will terminate immediately prior to the consummation of the action, unless otherwise provided by the Committee, which in its discretion may accelerate the date on which any award becomes fully vested and/or declare that any award will terminate as of a specified date. In the event of a merger or consolidation of the Company with or into any other corporation or entity, outstanding awards shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion, to accelerate the date on which an award becomes exercisable or fully vested. In the absence of an assumption or substitution of awards, awards shall, to the extent not exercised, terminate as of the date of the closing of the merger.

         Unless sooner terminated by the Board, the provisions of the 1998 Plan respecting the grant of incentive stock options shall terminate on July 13, 2008, and no incentive stock option awards shall thereafter be made under the Plan. All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable plan agreements.

Tax Consequences

         The following description of the tax consequences of awards under the 1998 Plan is based on present federal tax laws, and does not purport to be a complete description of the tax consequences of the 1998 Plan.

         There are generally no federal tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the optionee will not realize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. However, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income, and the Company will be entitled to a deduction in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less); the remainder of any gain to the optionee will be treated as capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company.

         The grant of a stock appreciation right or restricted stock unit award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will include in gross income an amount equal to the fair market value of any shares of Common Stock and/or any cash received, and the Company will be entitled to a tax deduction in the same amount. An award of restricted shares of Common Stock will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will include in gross income an amount equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount.

Limitations on the Company's Compensation Deduction

         Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers to the extent that the yearly compensation paid to such officers exceeds $1.0 million, unless such compensation meets certain criteria. The Company believes that compensation realized from stock options and stock appreciation rights granted under the 1998 Plan generally will satisfy the requirements of Section 162(m) of the Code if the options or stock appreciation rights are granted by a committee of "outside directors" (as defined under Section 162(m)) and are granted at fair market value; however, there is no assurance that such awards will satisfy such requirements. In addition, because other awards under the 1998 Plan will generally not meet the requirements of Section

162(m) of the Code, the deduction attributable to any compensation realized under any such awards to the affected executive officers may be limited.

Interest of Certain Persons in the 1998 Plan Amendment

         Pursuant to his employment agreement and accompanying stock option agreement, Dr. Warrell is entitled to receive (i) annual stock options for the purchase of 300,000 shares of Common Stock upon the achievement of agreed-upon milestones; (ii) stock options for the purchase of 793,877 shares of Common Stock on the earlier of the sixth annual anniversary of his employment or the date the market capitalization of the Company has exceeded three times the market capitalization of the Company upon commencement of his employment; (iii) stock options for the purchase of 793,877 shares of Common Stock on the earlier of the sixth annual anniversary of his employment or the date the Company has received from the FDA a letter approving G3139 for any clinical indication; and
(iv) stock options for the purchase of 3,175,508 shares of Common Stock, twenty-five percent of which vested upon commencement of his employment, with the remaining seventy-five percent vesting on a ratable monthly vesting schedule over the three-year term of his employment. Dr. Rogers has been granted options to purchase approximately 750,000 shares of Common Stock for his services as Chairman of the Board of Directors. The increase in the number of shares authorized for issuance under the 1998 Plan is intended, in part, to provide a sufficient number of shares for the exercise of options granted to Dr. Warrell and Dr. Rogers.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

         Approval of Proposal Two will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                                 PROPOSAL THREE

                  AMENDMENT TO GENTA INCORPORATED NON-EMPLOYEE
                  DIRECTORS' 1998 STOCK OPTION PLAN TO INCREASE
             THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

         On January 12, 2000, the Board of Directors of the Company approved an amendment (the "Directors' Plan Amendment No. 1") to the Company's Non-Employee Directors' 1998 Stock Option Plan (the "Directors' Plan") which, if adopted, would increase the number of shares authorized for issuance thereunder from three million (3,000,000) to four million (4,000,000). The Board of Directors believes that the Directors' Plan Amendment No. 1 is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting and retaining qualified non-employee directors to serve on the Board of Directors and helps to maintain and enhance long-term performance. The increase in the number of shares of Common Stock reserved for issuance under the Directors' Plan will permit the Company to continue the operation of the Directors' Plan for the benefit of new participants, as well as to allow additional awards to current participants. Stockholders approval of the Directors' Plan Amendment No. 1 is necessary, inter alia, to comply with the listing maintenance standards of Nasdaq and to comply with the provisions of the performance-based compensation exemption under
Section 162(m) of the Code.

         The major features of the Directors' Plan are summarized below, which summary is qualified in its entirety by the actual text of the Directors' Plan. The Company will furnish without charge a copy of the Directors' Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the Directors' Plan. Such request should be sent to the Company at Genta Incorporated, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, or made by telephone at (781) 860-5150.

General

         The Directors' Plan was approved by the Board of Directors as of May 28, 1998 and adopted by the Company's stockholders as of July 14, 1998. Currently, the Directors' Plan provides for the issuance of authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for purposes of the Directors' Plan up to a maximum of 3,000,000 shares. Generally, shares subject to an option that remain unissued upon expiration or cancellation of the option are available for other options under the Directors' Plan. In the event of any change in the Common Stock by reason of a stock dividend, recapitalization, merger, consolidation or the like, the Board of Directors will adjust the number and kind of shares issuable, the number of shares subject to options then outstanding or subsequently granted under the Directors' Plan and the exercise price of such options.

         The Directors' Plan Amendment No. 1 would increase the maximum number of shares of Common Stock authorized for issuance under the Directors' Plan to 4,000,000 plus the number of shares underlying the options referred to in
Section 5(c) of the Directors' Plan. As of December 31, 1999, the Company had granted options to purchase 2,075,000 shares of Common Stock under the Directors' Plan.

Annual Option Grants

         Currently, the Directors' Plan provides for grants, at each annual meeting of stockholders of the Company commencing with the 1999 annual meeting of stockholders, of non-qualified stock options to purchase 50,000 shares of Common Stock to each non-employee director, excluding any director who is then receiving a grant under any other equity-based plan or arrangement of the Company in connection with his or her initial election or appointment to the Board of Directors, provided that the director has served on the Board of Directors for at least six months prior to the date of the annual meeting (such annual options, the "Annual Options"). The requirement that each director serves on the Board of Directors for at least six months prior to the annual meeting to receive the Annual Options will be eliminated if Proposal Five is approved by the stockholders. Each Annual Option granted under the Directors' Plan will have a term of ten years and will become exercisable in full on the date of the annual meeting of stockholders next following the date of grant. The exercise price of each Annual Option granted under the Directors' Plan will equal the fair market value of a share of Common Stock on the date of the relevant annual meeting.

Termination of Service

         If a non-employee director's service on the Board terminates for any reason other than death or disability, options granted under the Directors' Plan will be exercisable for six months after termination to the extent they were exercisable at the time of termination, but not after the expiration date of the option. If a director dies or becomes disabled while serving on the Board or during the aforementioned post-service exercise period, the options granted under the Directors' Plan will, to the extent exercisable immediately prior to death or disability, remain exercisable for one year after the date of death or disability, but not after the expiration date of the option.

Other Features of the Directors' Plan

         In the event of a merger or consolidation of the Company with or into any other corporation or entity, outstanding awards shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.

         The Board may amend the Directors' Plan at any time or from time to time; provided, that no amendment may impair any material rights or increase any material obligations under any outstanding option without the optionee's consent. Stockholder approval of any amendment shall be obtained to the extent necessary to comply with any applicable law, rule or regulation.

         Unless sooner terminated by the Board, the Directors' Plan will terminate on the date when no more shares are available for issuance thereunder. All options granted under the Directors' Plan prior to its termination will continue in effect until exercised or terminated.

Federal Income Tax Consequences

         The following description of the tax consequences of awards of options under the Directors' Plan is based on present federal tax laws, and does not purport to be a complete description of the tax consequences of the Directors' Plan.

         There are generally no federal tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL
THREE.

         Approval of Proposal Three will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                                  PROPOSAL FOUR

                  AMENDMENT TO GENTA INCORPORATED NON-EMPLOYEE
                   DIRECTORS' 1998 STOCK OPTION PLAN TO CHANGE
              THE VESTING RIGHTS OF THE OPTIONS GRANTED THEREUNDER

         On February 22, 2000, the Board of Directors approved an amendment to the Directors' Plan (the "Directors' Plan Amendment No. 2") which, if adopted, would replace the first sentence of Section 8(d) of the Directors' Plan in its entirety with the following:

                  "Upon the happening of a change in control (as hereinafter defined) notwithstanding any other provision of this Plan, any option granted under this Plan then outstanding shall become fully vested and immediately exercisable (i) upon the termination of the Eligible Director's status as an Eligible Director as a result of the removal of such person from the Board (other than for cause) by shareholder action within one year of such change in control or (ii) in the case of any liquidation, sale, disposition or other transaction described in clause (D) of the next sentence, immediately upon the consummation of such liquidation, sale, disposition or other transaction."

         The Directors' Plan Amendment No. 2 would make Section 8(d) applicable to any option granted under the Director's Plan and not just options granted under Section 5(c) as was formerly the case. The Board of Directors believes that the Directors' Plan Amendment No. 2 is in the best interests of the Company and its stockholders because it provides improved incentives to attract and retain qualified non-employee directors to serve on the Board of Directors and helps to maintain and enhance long-term performance.

         The major features of the Directors' Plan are summarized above, which summary is qualified in its entirety by the actual text of the Directors' Plan. The Company will furnish without charge a copy of the Directors' Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the Directors' Plan. Such request should be sent to the Company at Genta Incorporated, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, or made by telephone at (781) 860-5150.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FOUR.

         Approval of Proposal Four will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                                  PROPOSAL FIVE

                         AMENDMENT TO GENTA INCORPORATED
                 NON-EMPLOYEE DIRECTORS' 1998 STOCK OPTION PLAN
   TO CHANGE THE AMOUNT AND THE TIME WHEN STOCK OPTIONS ARE GRANTED THEREUNDER

         On February 22, 2000 and March 27, 2000, the Board of Directors of the Company approved an amendment to the Directors' Plan (the "Directors' Plan Amendment No. 3") which, if adopted, would add a Section 5(d) to the Directors' Plan, which states the following:

                           "(d) Each person elected to the Board after January
                  1, 2000, and who upon such election qualifies as an Eligible Director, shall, upon such person's election shall be granted options to purchase 75,000 shares of Common Stock and upon each one year anniversary of such person's election (provided such person remains an Eligible Director on such date), be granted options to purchase 50,000 shares of Common Stock; provided, however, that if the Chairman of the Board of Directors is not an employee of the Company, he will be granted options to purchase 100,000 shares of Common Stock. The exercise price per share of Common Stock under each option granted under this Section 5(d) shall be equal to Fair Market Value (as defined in Section 6(a) of this Plan). Such options shall be exercisable on the one year anniversary of the date of the grant, provided that the optionee continues to be an Eligible Director at that time; provided further that no Eligible Director who is eligible to receive a grant under this Section 5(d) shall be eligible to receive a grant under
                  Section 5(b) of this Plan.

         The Board of Directors believes that the Directors' Plan Amendment No. 3 is in the best interests of the Company and its stockholders because it provides improved incentives to attract and retain qualified non-employee directors to serve on the Board of Directors and helps to maintain and enhance long-term performance. Stockholders approval of the Directors' Plan Amendment No. 3 is necessary, inter alia, to comply with the listing maintenance standards of Nasdaq.

         The major features of the Directors' Plan are summarized above, which summary is qualified in its entirety by the actual text of the Directors' Plan. The Company will furnish without charge a copy of the Directors' Plan to any stockholder of the Company upon receipt from any such person of an oral or written request for the Directors' Plan. Such request should be sent to the Company at Genta Incorporated, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, or made by telephone at (781) 860-5150.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FIVE.

         Approval of Proposal Five will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                                  PROPOSAL SIX

               AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
             INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK

         On January 12, 2000, the Board of Directors of the Company approved an amendment (the "Charter Amendment") to the Company's Restated Certificate of Incorporation which, if adopted, would increase the total authorized capital stock from seventy million (70,000,000) shares to one hundred million (100,000,000) shares.

         The Charter Amendment will increase the authorized capital stock of the Company by amending and restating the first sentence of Article IV(A) of the Company's Restated Certificate of Incorporation so that, as amended and restated, it will read as follows:

                                   "ARTICLE IV

                  (A) Classes of Capital Stock. The total number of shares of capital stock which the corporation shall have authority to issue is one hundred million (100,000,000), of which ninety-five million (95,000,000) shares shall be common stock, par value $.001 per share (the "Common Stock"), and five million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock")."

         The Board of Directors believes that the Charter Amendment is in the best interests of the Company and its stockholders.

Reasons for Charter Amendment and Interests of Certain Persons in the Charter Amendment

         In the past, the Company has issued Common Stock to raise funds for its operations, as consideration in asset acquisitions, to compensate research institutions and corporate partners in connection with collaborative and other arrangements and as incentive compensation to employees and directors. The Charter Amendment needs to be approved in order for the Company to enter into such transactions in the future, inasmuch as the Restated Certificate of Incorporation does not provide for sufficient additional stock issuances.

         The Company has granted the following options, the exercisability of which is contingent upon stockholder approval of the Charter Amendment: (i) the CEO Options granted to Dr. Warrell, and (ii) options granted to Dr. Rogers to purchase of approximately 750,000 shares of Common Stock for his services as Chairman of the Board of Directors.

         Paramount Capital Asset Management, Inc., through its affiliates and on behalf of itself, in connection with its service as placement agent in the Company's private placement of equity securities, which closed on December 23, 1999, agreed to suspend its right to exercise warrants for the purchase of an aggregate of approximately 1,450,000 shares of Common Stock contingent upon the Company using its best efforts to have the Charter Amendment approved.

         The increase in the authorized number of shares of Common Stock could have certain beneficial effects on the Company's principal stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL SIX.

         Approval of Proposal Six will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                                 PROPOSAL SEVEN

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, subject to ratification by the stockholders at the Annual Meeting.

         The Company's financial statements have been audited by Ernst & Young LLP since the Company's inception in February 1988 until Ernst & Young's resignation in October 1998. Deloitte & Touche LLP was hired by the Company on February 10, 1999. For more information concerning the resignation of Ernst & Young LLP and the hiring of Deloitte & Touche LLP, please see the Company's Current Reports on Form 8-K dated November 3, 1998 and February 12, 1999, respectively.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL
SEVEN.

         Approval of Proposal Seven will require the affirmative vote of a majority of the aggregate voting power of the shares of Common Stock and Series D Preferred Stock present in person or represented by proxy, voting together as a single class.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be included in the proxy statement for the Company's 2001 Annual Meeting of Stockholders must be received by the Company at the offices of the Company, 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, no later than _________________in order to be included in the proxy statement and form of proxy relating to such annual meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the Company's Common Stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Company's Common Stock to the SEC. Copies of these reports are also required to be supplied to the Company. The Company believes, upon a review of the copies of such reports received by the Company, written representations furnished by the Reporting Persons to the Company and SEC filings, that during the year ended December 31, 1999 the Reporting Persons complied with all applicable Section 16(a) reporting requirements, except for
(i) Gerald M. Schimmoeller, who filed two late reports and one transaction was not reported on a timely basis; (ii) Michael S. Weiss, who filed one late report and three transactions were not reported on a timely basis; and (iii) Robert E. Klem who filed two late reports and two transactions were not reported on a timely basis.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

         Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                        By order of the Board of Directors,



                                        Raymond P. Warrell, Jr., M.D.
                                        President and Chief Executive Officer
Dated:  April ___, 2000

                               GENTA INCORPORATED

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                   MAY 9, 2000

         The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April ___, 2000, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and Gerald M. Schimmoeller, or either of them, as proxies for the undersigned, with full power of substitution to each, to vote all shares of Common Stock and/or Series D Preferred Stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at the New York Hilton, 1335 Avenue of the Americas, New York, New York 10019, at 11:00 a.m., local time, on May 9, 2000 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

1. ELECTION OF DIRECTORS: To elect the nominees listed below to the Board of Directors for a term of one year:

         NOMINEES:
                      MARK C. ROGERS, M.D.         RAYMOND P. WARRELL, JR., M.D.
                      DONALD G. DRAPKIN            KENNETH G. KASSES, PH.D.
                      RALPH SNYDERMAN, M.D.        DANIEL D. VON HOFF, M.D.
                      HARLAN J. WAKOFF             MICHAEL S. WEISS

         FOR all nominees listed below                  WITHHOLD AUTHORITY
         (except as marked to the                       to vote for all nominees
         contrary above) |_|                            listed  above |_|

         INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

2. To approve an amendment to Genta Incorporated 1998 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder.

         FOR |_|                 AGAINST |_|            ABSTAIN |_|

3. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan to increase the number of shares authorized for issuance thereunder.

         FOR |_|                 AGAINST |_|            ABSTAIN |_|

4. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option Plan to change the vesting rights of the stock options granted thereunder.

         FOR |_|                 AGAINST |_|            ABSTAIN |_|

5. To approve an amendment to Genta Incorporated Non-Employee Directors' 1998 Stock Option to change the amount and the time when stock options are granted thereunder.

         FOR |_|                 AGAINST |_|            ABSTAIN |_|

6. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized capital stock.

         FOR |_|                 AGAINST |_|            ABSTAIN |_|

7. To ratify the selection of Deloitte & Touche LLP as Company's independent auditors.

         FOR |_|               AGAINST |_|              ABSTAIN |_|

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE DIRECTORS, (ii) FOR AMENDMENT TO GENTA INCORPORATED 1998 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER, (iii) FOR AMENDMENT TO GENTA INCORPORATED NON-EMPLOYEE DIRECTORS' 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER, (iv) FOR AMENDMENT TO GENTA INCORPORATED NON-EMPLOYEE DIRECTORS' 1998 STOCK OPTION PLAN TO CHANGE THE VESTING RIGHTS OF THE STOCK OPTIONS GRANTED THEREUNDER, (v) FOR AMENDMENT TO GENTA INCORPORATED NON-EMPLOYEE DIRECTORS' 1998 STOCK OPTION TO CHANGE THE AMOUNT AND THE TIME WHEN STOCK OPTIONS ARE GRANTED THEREUNDER, (vi) FOR AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK,
(vii) FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND (viii) IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.


       Receipt of the Notice of Annual Meeting, the Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 accompanying the same is hereby acknowledged.


         PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                    Dated: _____________________________, 2000


                                    __________________________________________
                                    (Signature of Stockholder)


                                    __________________________________________
                                    (Signature of Stockholder)

                                    Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.